K&L | GATES                       Kirkpatrick & Lockhart Preston Gates Ellis LLP
                                  1601 K Street NW
                                  Washington, DC 2006-1600

                                  T 202.778.9000      www.klgates.com








                                 July 27, 2007



Lehman Brothers Institutional Liquidity Funds
605 Third Avenue, Second Floor
New York, NY  10158-0180

Ladies and Gentlemen:

      We have acted as counsel to Lehman Brothers Institutional Liquidity Funds, a Delaware statutory trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 1 to the Trust's Registration Statement on Form N-1A (File Nos. 333-122847; 811-21715) (the "Post-Effective Amendment"), registering an indefinite number of Institutional Class, Cash Management Class, Capital Class, Select Class, Administrative Class, Service Class and Premier Class shares of beneficial interest of each of Money Market Portfolio, Prime Portfolio, Government Portfolio, Government Reserves Portfolio, Treasury Portfolio, Treasury Reserves Portfolio, Tax-Exempt Portfolio and Municipal Portfolio, each a series of the Trust, (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act").

      You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Amended and Restated Trust Instrument, as amended, and Bylaws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

      Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

K&L | GATES



Lehman Brothers Institutional Liquidity Funds
July 27, 2007
Page 2

      Based upon and subject to the foregoing, we are of the opinion that:

      1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

      2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and nonassessable.

      This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.



                             Very truly yours,

                             /s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP

                             Kirkpatrick & Lockhart Preston Gates Ellis LLP